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                             VISX, INCORPORATED
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[VISX Logo]

NEWS RELEASE                                Company Contact:
For Immediate Distribution                  Lola Wood:  (877) 463-6847
--------------------------                  E-Mail:  ir@visx.com
                                            Web:  http://www.visx.com

                                            Joele Frank / Barrett Godsey
                                            Joele Frank, Wilkinson Brimmer
                                            Katcher
                                            (212) 355-4449



                  VISX AMENDS STOCKHOLDER RIGHTS AGREEMENT

         Permits An All Cash Tender Offer At Or Above $32 Per Share

SANTA CLARA, CALIFORNIA (April 26, 2001) - VISX, INCORPORATED (NYSE Symbol:
EYE) announced today that its Board of Directors amended the Company's Stockholder Rights Agreement to make clear that the Board will not stand in the way of an all cash tender offer at or above $32 per share.

Elizabeth Davila, Chief Executive Officer of VISX said, "This amendment to VISX's Stockholder Rights Agreement underscores our commitment to enhancing stockholder value. We believe that Carl Icahn's proposal to buy VISX is disingenuous. However, if Mr. Icahn is sincere, our Board has provided him the opportunity to take a fully-financed all cash offer at or above $32 per share directly to stockholders. We are confident that stockholders will recognize that this amendment further demonstrates the independence and objectivity of our Board.

"We continue to see no benefit to stockholders in electing Carl Icahn and his nominees. It is time to focus on the facts. We believe that Mr. Icahn and his group pose a threat to the short and long-term value of VISX. His proposal to auction the Company offers nothing new to stockholders and his stated stock repurchase scheme, which would require the Company to raise $300 million of new debt, would dilute earnings and restrict VISX's ability to invest in the future," concluded Ms. Davila.

Stockholders are urged to support VISX and vote their GOLD cards in favor of the VISX director slate and discard any proxy card mailed by the Icahn group. For more information about how to vote for VISX's slate of director nominees, stockholders can call the Company's proxy solicitor, MacKenzie Partners, Inc. toll-free at 800-322-2885 or collect at 212-929-5500.

The Board's amendment makes the Rights Agreement inapplicable to the purchase of shares of the Company's common stock on or prior to July 31, 2001 pursuant to a fully-financed, all cash tender offer for any and all shares of the Company's common stock at a price of at least $32 per share. This amendment requires that the number of shares purchased in the cash tender offer must represent at least a majority of the Company's outstanding shares on a fully diluted basis (excluding shares owned by the offeror and its affiliates or associates). This amendment also requires that as part of its cash tender offer, the offeror must agree to complete a merger transaction promptly after the closing of the tender offer in which all shares not purchased in the cash tender offer would be converted into the right to receive an amount in cash equal to the price paid in the cash tender offer. A copy of the amendment to the Rights Agreement will be filed with the Securities and Exchange Commission shortly.

VISX is the worldwide leader in the development of refractive laser technology. VISX systems are commercially available in the United States and markets worldwide.

The foregoing statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and actual results could differ materially. Additional discussion of factors affecting the Company's business is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report and Form 10-K for the year ended December 31, 2000.


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